Exhibit 99.1

Lexington Realty Trust Announces Public
Offering of Common Shares

Company Release - 5/10/2021

NEW YORK, May 10, 2021 (GLOBE NEWSWIRE) -- Lexington Realty Trust (NYSE:LXP) (“Lexington”), a real estate investment trust (REIT) focused on single-tenant industrial real estate investments, today announced that it has commenced an underwritten public offering of 16,000,000 common shares in connection with the forward sale agreements described below. In connection with the offering, Lexington intends to grant the underwriters a 30-day option to purchase up to an additional 2,400,000 common shares to cover over-allotments, if any.

Wells Fargo Securities, J.P. Morgan and KeyBanc Capital Markets are acting as underwriters for the offering. Lexington expects to enter into forward sale agreements with Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association, or their affiliates (together, the “forward purchasers”) with respect to 16,000,000 of its common shares (or an aggregate of 18,400,000 common shares if the underwriters exercise their option to purchase additional shares in full). In connection with the forward sale agreements, the forward purchasers or their affiliates are expected to borrow and sell to the underwriters an aggregate of 16,000,000 common shares (or an aggregate of 18,400,000 common shares if the underwriters exercise their option to purchase additional shares in full) that will be delivered in this offering. Subject to its right to elect cash or net share settlement, which right is subject to certain conditions, Lexington intends to deliver, upon physical settlement of such forward sale agreements on one or more dates specified by Lexington occurring no later than May 11, 2022, an aggregate of 16,000,000 common shares (or an aggregate of 18,400,000 common shares if the underwriters exercise their option to purchase additional shares in full) to the forward purchasers in exchange for cash proceeds per share equal to the applicable forward sale price, which will be the public offering price, less applicable expenses, and will be subject to certain adjustments as provided in the forward sale agreements.

The underwriters may offer the common shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of sale or at negotiated prices.

Lexington will not initially receive any proceeds from the sale of common shares by the forward purchasers or their affiliates in the offering. Lexington intends to use the net proceeds, if any, it receives upon the future settlement of the forward sale agreements for working capital and general corporate purposes, including, without limitation, to fund its ongoing and future development projects. Pending the application of such net proceeds, Lexington may repay future amounts outstanding under its unsecured credit facility, which amounts may be re-borrowed from time to time.

Selling common shares through the forward sale agreements enables Lexington to set the price of such shares upon the pricing of the offering (subject to certain adjustments) while delaying the issuance of such shares and the receipt of the net proceeds by Lexington until the expected funding requirements described above have occurred.

This offering is being conducted pursuant to Lexington’s currently effective shelf registration statement, which was previously filed with the Securities and Exchange Commission. A preliminary prospectus supplement related to the public offering and a final prospectus supplement will be filed with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement and final prospectus supplement, when available, may be obtained from (1) Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com, (2) J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204, (3) KeyBanc Capital Markets Inc., Attn: Equity Syndicate, 127 Public Square, 4th Floor, Cleveland, Ohio 44114, telephone: 1-800-859-1783, or (4) the Internet site of the Securities and Exchange Commission at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant industrial real estate investments across the United States. Lexington seeks to expand its industrial portfolio through acquisitions, build-to-suit transactions, sale-leaseback transactions, development projects and other transactions.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Except as required by law, Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events.

Contact:
Investor or Media Inquiries for Lexington Realty Trust:
Beth Boulerice, Chief Financial Officer
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: bboulerice@lxp.com

Source: Lexington Realty Trust